CarCarePro, Inc.

CarCarePro aims to transform vehicle maintenance with an AI-driven app for owners, connecting them with preferred service providers. For providers, CarCarePro offers an AI-powered web tool to boost customer engagement, optimize service intervals, and cut costs while driving revenue growth.


CarCarePro SM

Invest

$99.20 minimum investment

DEADLINE: April 26, 2024

in 21 days

SHARE PRICE

$0.40

TOTAL RAISED

$11,761

VALUATION

$2,720,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Loyalty and Messaging Solutions for Auto Dealers



Loyalty Solutions



Messaging Solutions



Certification

CarCarePro is a B2B SaaS solution for automobile service and repair operations that provides high value to service providers and their car owner customers. Company founders are "car enthusiasts" with decades of experience in emerging technology.

"Would a solution that monitors customer vehicle use using a mobile phone app and alerts both you and the vehicle owner about service needs improve your business?" Yes, according to 100% of auto service managers surveyed.

The subscription based solution aims to fill a void in the automotive repair segment for a loyalty, rewards and messaging solution that enables automobile service providers to develop lifetime relationships with their vehicle owner customers. Service and repair is very important to automobile service providers because 50%-100% of their profits come from their service and repair business.

CarCarePro's AI-enabled app requires no hardware to be installed in a vehicle. **The solution tracks miles driven to compare with the manufacturer's recommended service program.** Timely, personalized and relevant messages are sent to the vehicle owner who is eligible to earn the coveted CPOV (certified pre-owned vehicle) status for their vehicle when they perform necessary maintenance. CPOV status is transferable when a vehicle is sold, so CPOV car sellers are able to realize higher resale values and CPOV car buyers are comforted knowing they are buying a car that has been properly maintained.

SUCCESS TO DATE

Since forming the company in 2023 we have done the following:

- Entered into an exclusive licensing arrangement for intellectual property owned by BlueConnect Automotive that includes the **CarCarePro mobile app**.
- Surveyed many vehicle owners and service businesses to determine product-market-fit and found the majority of owners and businesses would use CarCarePro.
- Segmented responsibility for sales and support of CarCarePro by Direct and Indirect sales channel members.
- Established an Indirect Sales Channel and entered into a definitive agreement with reseller Dealership Innovations.
- Completed UX (user interface) development for the automobile service business portal and began mobile app development.
- Auto Tech Outlook has named CarCarePro as one of their **Top Ten Auto Tech Startups for 2023**.


CarCarePro
8 / 22
CarCarePro Founders
Craig Tieman
Founder
Todd Cripe
Founder
Delphi Hall of Fame
Multiple Published Patents
Executive Strategy Expertise
Entrepreneur & Car Guy
Founders who understand cars and vehicle maintenance

PROBLEM


CarCarePro
CarCarePro Software for Auto Service Suppliers and Car Owners
An AI-enabled app that serves as a trusted service advisor
AI-enabled marketing and messaging tools to simply the creation of marketing campaigns
10% OFF
ANY OIL CHANGE
"Repair shops are a commodity, they're all the same."
"How do I know this car I'm buying was properly maintained?"
CarCarePro surveys conducted with dozens of vehicle owners and service suppliers show they would value the features of our solution

Automobile service providers and car owners both have unique problems that they have not been able to solve.

Auto service providers lack effective tools that focus on increasing service and repair profits. Increasing service and repair profits is challenging for Auto service providers because they struggle to convince car owners that their service operations are more than a commodity and they lack effective marketing tools.

Car owners know they can get the same quality of service offered by the auto service provider at a similar cost from multiple automotive repair shops, so customer loyalty and repeat service business is difficult to capture. 50%-100% of an automotive service provider profits come from their service operations, so not being able to secure repeat service business has a direct impact on their bottom line.

Many car owners are uninformed or apathetic about what services are required to maintain their vehicles in optimum condition. Trusted advice on what services are required and when they should be performed is challenging to find. Existing solutions that provide communication between automobile service providers and car owners are often antiquated or cumbersome leading to frustration and nonproductive relationships. Car owners are not incentivized to take proper care of their vehicles. Purchasers of used cars have no way of knowing if the vehicle they are purchasing has been properly cared for.

SOLUTION

We believe CarCarePro is the problem-solving solution that bridges the gap between car owners and automobile service departments.

For service providers, CarCarePro enables the business to provide a free tool with high perceived value to their customers. Unlike car care solutions provided by vehicle manufacturers, the service provider is in complete control of CarCarePro which allows them to own and manage the customer relationship for all customers regardless of year, make or model of their vehicle.

The primary purpose of CarCarePro is to send reliable advice on what vehicle maintenance is required for a specific vehicle at a specific time, with incentives to have the service performed at the provider. However, the robust AI-enabled messaging capabilities available within CarCarePro allow the provider to create any type of campaign for any subset of their customer base to provide ongoing personalized and relevant communications designed to build lifetime customers. Campaign effectiveness is clearly visible through easy to understand reports available on demand.



CarCarePro
SERVICE ADVISOR
12:30
My Garage
CPOV Status
Gold
2019 Mercedes E Class
25,491 Miles
Service Due In
550 Miles
Schedule
CPOV Status
Silver
2012 Ford F-150
157,300 Miles
Service overdue
Schedule
12:30
My Garage
CPOV Status
Gold
2019 Mercedes E Class
Congratulations!
your vehicle is now a Gold Star Certified Pre-owned Vehicle!
2012 Ford F-150
157,300 Miles
Service overdue
Schedule

For car owners, CarCarePro aims to be a trusted service advisor that informs the car owner of what services are required at what time in order to maintain optimum vehicle reliability and performance. The loyalty and rewards component of CarCarePro enables car owners to cumulate points that are redeemable for any products or services their service provider makes available. CarCarePro aims to solve communication issues with their provider by offering a familiar user interface for seamless and effective communications with the service department. CarCarePro also enables the car owner to earn transferable Certified Pre-owned Vehicle status for their vehicle designated by a gold star. The gold star allows car buyers to know that the vehicle they are buying is known to have been properly maintained.


CarCarePro
Dashboard
Adam Messy
General Manager
OVERVIEW
Dashboard
Version 4.4 is here!
We've just released a few new features that will help you boost your customer engagement
+ New Template
Service Revenue
Last 30 Days
$177,245
17% Year to Year
$177,245
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Week 1
Week 2
Week 3
Week 4
Total Service Revenue
CCP Campaigns Revenue
Other Service Revenue
Appointments
Last 30 Days
708
Total Appointments
Warranty
CCP Appointments
Other Appointments
CCP Subscription Expense
Last 30 Days
Total Expense
$3,094
15% Subscriber Growth
$100
$80
$60
$40
$20
0
10%
8%
6%
4%
2%
0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30
Total Expense
Avg. Subscription

BUSINESS MODEL

CarCarePro is planned to be a recurring revenue B2B SaaS solution that includes a web-enabled loyalty and messaging solution for automobile service providers and a mobile car care app for car owners.

The financial model is very simple: the automobile service provider can pay CarCarePro for each subscription, then they provide the mobile app to their customers for free so long as the customer continues to come back to the provider for vehicle service and repair.

MARKET

The initial target market for CarCarePro is the 233,000 independent aftermarket service providers and 16,000 new car automobile dealerships in the United States.

Each service provider has the potential to provide CarCarePro subscriptions to their entire customer base. Total number of potential subscriptions for CarCarePro is equivalent to the over 275 million vehicles on the road in the United States. The Total Addressable Market for CarCarePro subscriptions is $10B. Follow-on markets may include Canada and also including Auto Parts Retailers.

TEAM



Todd Cripe

Co-founder

Todd is a lifetime “car guy” who has spent decades involved with emerging technology. He has deep experience in creating and leading multi-channel sales organizations, requiring a delicate balancing act to generate good results and perpetuate harmony between direct and indirect channels. Todd has been an executive and partner in multiple companies ranging from retail technology to wholesale live fishing bait and tackle and is Chairman of the 501(c)3 charity Kenyan Outreach, Inc.



Craig Tieman

Co-founder

Craig started his career in aerospace then transitioned into the automotive industry. His accolades are many, including being a member of the Delphi Automotive Innovation Hall of Fame. During the pandemic, Craig and his development team at BlueConnect Automotive created a car care mobile app which was eventually provided to exclusive licensee CarCarePro, Inc as the foundational IP for the CarCarePro solution.



Steve Dierckes

CFO/COO

Steve has a background in finance and operations, with an affinity for Agile methodologies. Steve currently fills the dual role of fractional CFO and fractional COO for CarCarePro, Inc and has played an essential part in developing CarCarePro’s go to market plan and pro forma. Steve is committed to continuing in his current dual fractional finance and operations roles until the company generates sufficient activity to enable him to transition into a full time CFO role.

USE OF PROCEEDS

If the offering's maximum amount of $400,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$50,000	12.5%
Software Development	$200,000	50.0%
Software Testing	$50,000	12.5%
General & Administrative Expenses	$10,000	2.5%
Marketing Expense	$40,000	10.0%
Reserved Funds	$30,400	7.6%
Intermediary fees	$19,600	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in CarCarePro, Inc. . This offering must raise at least $10,000 by April 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. CarCarePro, Inc. may issue additional securities to raise up to $400,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,800,000 shares
× $0.40 per share

$3,120,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 27, 2023
- Form C/A on November 21, 2023
- Form C/A on March 5, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

- Mar 5, 2024 — Filed Form C/A
- Dec 22, 2023 — Check out this cover photo from Auto Tech Outlook!
- Nov 21, 2023 — Filed Form C/A
- Nov 14, 2023 — CarCarePro on the cover of Auto Tech Outlook! ...
- Sep 27, 2023 — Primary offering of 1,000,000 shares at $0.40
- Sep 27, 2023 — Filed Form C

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